Exhibit 10(102)
[AIG Letterhead]
Edward M. Liddy
November 24, 2008
[Recipient Address]
Dear                     ,
     Thank you again for your continued commitment to AIG. I appreciate your agreement to the additional show of support that has been requested of us.
     In particular, you are being asked that (1) your outstanding retention award, which was scheduled to be paid $[•] in December 2008 and $[•] in December 2009, will instead be paid $[•] as soon as practicable in April 2009 and $[•] as soon as practicable in April 2010 and (2) you must remain employed through the applicable scheduled payment date to be entitled to payment.
     I also wanted to confirm that AIG’s quarterly cash and supplemental bonus have been suspended for AlG’s most senior officers, including you, effective as of September 22, 2008, and continuing through the end of 2009 at the earliest. The 2009 amounts will be included in your target bonus for the year.
     Please immediately return your signed form to [•]. We must have your signed form in order for AlG to be able to execute its agreement with the U.S. Department of the Treasury.
     The Board appreciates your continued efforts.
Very truly yours,
Agreed.

[name]